Exhibit 99.1

THE GEO GROUP, INC. CLOSES $300 MILLION OFFERING OF SENIOR

UNSECURED NOTES DUE 2023 AT 5.125% COUPON AND YIELD TO MATURITY

Boca Raton, Fla. – March 20, 2013 -- The GEO Group (NYSE: GEO) (“GEO”) announced today the closing of its offering of $300,000,000 aggregate principal amount of senior unsecured notes due 2023 (the “Notes”). The Notes were issued with a coupon and yield to maturity of 5.125%.

GEO intends to use the net proceeds along with anticipated borrowings under an amended and restated senior credit facility GEO is in the process of negotiating to refinance GEO’s existing senior credit facility and pay related fees, costs, and expenses.

The notes were offered in the United States only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes were offered outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements regarding GEO’s issuance of the Notes and its intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO, including the risk that GEO’s existing senior credit facility cannot be successfully refinanced. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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